Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 6 dated February 14, 2025 relating to the 9.00% Series E Cumulative Convertible Preferred Shares, par value $0.01 per share, of EPR Properties shall be filed on behalf of the undersigned.

INFRASTRUCTURE CAPITAL ADVISORS, LLC By: /s/ Samuel Caffrey-Agoglia
Name: Samuel Caffrey-Agoglia
Title: General Counsel and Chief Compliance Officer

VIRTUS INFRACAP U.S. PREFERRED STOCK ETF, A SERIES OF ETFIS SERIES TRUST 1 By: /s/ Samuel Caffrey-Agoglia
Name: Samuel Caffrey-Agoglia
Title: General Counsel and Chief Compliance Officer of Infrastructure Capital Advisors, LLC, its subadviser

JAY HATFIELD By: /s/ Jay Hatfield

INFRACAP EQUITY INCOME FUND ETF, A SERIES OF SERIES PORTFOLIOS TRUST By: /s/ Samuel Caffrey-Agoglia
Name: Samuel Caffrey-Agoglia
Title: General Counsel and Chief Compliance Officer of Infrastructure Capital Advisors, LLC, its adviser